IQST – iQSTEL CEO Presents Acquisition of QXTEL as Hockey Stick Growth Curve Event

NEW YORK, January 24, 2024 -- iQSTEL Inc. (OTC-QX: IQST) today released a letter to shareholders form the iQSTEL CEO, Leandro Iglesias, following the acquisition of QXTEL (www.qxtel.com) announced yesterday. The letter is intended to provide further details on the acquisition and highlight the benefits of the acquisition. The letter is included in its entirety below:

Dear Shareholders:

Yesterday we announced a major milestone resulting in a hockey stick growth curve event, the acquisition of QXTEL.

iQSTEL and QXTEL Announce A Deal To Become Quarter Billion Revenue Corporation

iQSTEL and QXTEL have entered into a binding agreement for iQSTEL to acquire 51% of the capital stock of QXTEL. We expect all terms and conditions of this binding purchase agreement to be executed within no more than 60 days at which time 51% of QXTEL’s shares will be transfer to IQSTEL.

To further demonstrate the commitment of all parties involved, see QXTEL’s post yesterday on LinkedIn:

IQSTEL AND QXTEL ANNOUNCE A DEAL TO BECOME QUARTER BILLION REVENUE CORPORATION

As I noted in the first line of my letter here today, this agreement is a major milestone resulting in a hockey stick growth curve. Let me highlight some of the key aspects driving the momentum behind this milestone.

The addition of QXTEL’s revenue alone nearly doubles iQSTEL’s annual revenue before the acquisition, but that is barely the tip of the iceberg on the list of contributions QXTEL brings to the vision of iQSTEL becoming a $1 Billion company.

QXTEL’s commercial value is far greater than its revenue contributions alone. QXTEL adds improved operating margins with the addition of further operating efficiencies and synergies to be cross leveled across the combined operations. QXTEL brings new and unique customers, and expanded executive talent and experience. The combination of QXTEL with iQSTEL is one of those situations where 1 + 1 > 2.

Here are some of the stunning numerical metrics of iQSTEL resulting from the acquisition that illustrate the value of the QXTEL acquisition:

•	Revenue of approximately $700,000 per day
•	Gross margin of approximately $160,000 per week
•	Telecom Division Operating income of approximately $60,000 per week
•	Revenue Per Share (RPS) increase of 75% from $0.81 per share EOY 2023 to $1.40 per share applied to the same EOY 2023 capitalization structure.

In addition to the improved financial metrics, QXTEL brings to iQSTEL new and active top 10 incumbent wholesale telecom customers that own their own networks and bring end users from the Middle East, UK, Belgium, France, Italy, Germany, Turkey, Africa, the Caribbean, and India. QXTEL is also a member of the GSMA association and the GLF Community (The ITW Global Leaders’ Forum), and they have a global presence, with offices in Miami, Buenos Aires, Istanbul, London, Belgrade and Dubai.

The highest value of this acquisition is the top telecommunication executive talent at QXTEL which is one of the key features that makes the acquisition so compelling for iQSTEL. The names of the QXTEL executives are essentially independent brand names well recognized within the international telecom industry.

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It is important to remark that the acquisition agreement is intended to maintain QXTEL operational continuity ensuring a seamless transition for all QXTEL customers.

We are delighted to have Tolga Alemdar retain his role as the Chief Executive Officer and Managing Director of QXTEL. We are also pleased to have Fernando Diaz Romero, Gonzalo Henschien, and Rami Herzallah, remain on board as Chief members of the QXTEL management team continuing in their respective roles at QXTEL.

The leadership of both iQSTEL and QXTEL have the same vision to become one of the 10 largest wholesale telecommunication service providers in the world. This deal graduates us on to that top ten list.

With the execution of the purchase agreement finalized, we will now begin to integrate operations to achieve operational efficiencies and seize market synergies. Our focus is now on the horizon beyond a quarter billion in annual revenue.

Our Independent Board of Directors and the Management want to thank all our shareholders and investors for their support which has led to our stunning growth.

The best is yet to come,

Leandro Iglesias

CEO and Chairman

iQSTEL, Inc.

About IQSTEL:

iQSTEL Inc. (OTC-QX: IQST) (www.iQSTEL.com) is a US-based, multinational publicly listed company preparing for a Nasdaq up-listing with an FY2023 $120 million revenue forecast. iQSTEL's mission is to serve basic human needs in today's modern world by making the necessary tools accessible regardless of race, ethnicity, religion, socioeconomic status, or identity.  iQSTEL recognizes that in today's modern world, the pursuit of the human hierarchy of needs (physiological, safety, relationship, esteem and self-actualization) is marginalized without access to ubiquitous communications, the freedom of virtual banking, clean affordable mobility and information and content. iQSTEL has 4 Business Divisions delivering accessibly to the necessary tools in today's pursuit of basic human needs: Telecommunications, Fintech, Electric Vehicles and Metaverse.

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•	The Enhanced Telecommunications Services Division (Communications) includes VoIP, SMS, International Fiber-Optic, Proprietary Internet of Things (IoT), and a Proprietary Mobile Portability Blockchain Platform.
•	The Fintech Division (Financial Freedom) includes remittances services, top up services, Master Card Debit Card, a US Bank Account (No SSN required), and a Mobile App.
•	The Electric Vehicles (EV) Division (Mobility) offers Electric Motorcycles and plans to launch a Mid Speed Cars.
•	The Artificial Intelligence (AI)-Enhanced Metaverse Division (information and content) includes an enriched and immersive white label proprietary AI-Enhanced Metaverse platform to access products, services, content, entertainment, information, customer support, and more in a virtual 3D interface.

The company continues to grow and expand its suite of products and services both organically and through mergers and acquisitions.  iQSTEL has completed 10 acquisitions since June 2018 and continues to develop an active pipeline of potential future acquisitions.

Safe Harbor Statement: Statements in this news release may be "forward-looking statements". Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions, or any other information relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates, and projections about our business based partly on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties, and assumptions that are difficult to predict. Therefore, actual outcomes and results may and are likely to differ materially from what is expressed or forecasted in forward-looking statements due to numerous factors. Any forward-looking statements speak only as of the date of this news release, and iQSTEL Inc. undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this news release. This press release does not constitute a public offer of any securities for sale. Any securities offered privately will not be or have not been registered under the Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

iQSTEL Inc.
IR US Phone: 646-740-0907
IR Email: investors@iqstel.com

Contact Details
iQSTEL Inc.
+1 646-740-0907
investors@iqstel.com

Company Website
www.iqstel.com

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